U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT ON FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2003

Commission File No. 000-30719

HANDSPRING, INC.

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

77-0490705
(IRS Employer Identification Number)

189 Bernardo Avenue
Mountain View, California
(Address of principal executive offices)

94043
(Zip Code)

Registrant’s telephone number, including area code: (650) 230-5000

Item 2. Acquisition and Dispositions of Assets
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.32
EXHIBIT 10.33
EXHIBIT 10.34
EXHIBIT 10.35
EXHIBIT 10.36
EXHIBIT 10.37
EXHIBIT 10.38
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4
EXHIBIT 99.5
EXHIBIT 99.6
EXHIBIT 99.7
EXHIBIT 99.8
EXHIBIT 99.9
EXHIBIT 99.10

Item 2. Acquisition and Dispositions of Assets

On January 16, 2003, Handspring, Inc. (“Registrant”) announced that it had entered into a transaction to restructure certain significant lease obligations. The restructuring transaction closed on January 29, 2003.

The restructuring transaction relates to lease agreements (the “Sunnyvale Leases”) which the Registrant entered into with M-F Downtown Sunnyvale, LLC (the “Landlord”) in February 2001 for two new buildings under construction in Sunnyvale, California. The Sunnyvale Leases had initial terms of twelve years each, with monthly rent expense of approximately $1.7 million, plus monthly operating expense of approximately $300,000 per month, for a total monthly expense of approximately $2.0 million. The Registrant estimates that its total obligation to the Landlord would have been approximately $350 million over 12 years. The Registrant also had obligations totaling approximately $5.3 million to a contractor who was constructing the tenant improvements in the buildings.

Some time after entering into the Sunnyvale Leases, the Registrant determined that it no longer needed additional office space. The Registrant attempted to sublet the buildings with the help of a commercial realtor, but due to the substantial decline in the demand for commercial real estate in Silicon Valley, the Registrant was unable to secure any subtenants. Consequently, the Registrant entered into negotiations with the Landlord to restructure the Sunnyvale Leases.

In the restructuring, the Registrant will pay $61.2 million in total consideration to the Landlord and contractor to replace its previous obligation of approximately $350 million. Of that amount, $15.3 million was paid from the Registrant’s cash, cash equivalents and short-term investments at closing, and $40.9 million was paid from the release of certain letters of credit which had secured the Registrant’s obligations under the Sunnyvale Leases. The remaining obligation of $5.0M will be paid over five years.

In addition to the cash payments described above, the Registrant issued the Landlord warrants to purchase 10 million shares of its common stock, of which one million have an exercise price of $0.01 per share, and nine million have an exercise price of $1.09 per share. The warrants expire five years after issuance. In the aggregate, the warrants represent approximately 5.6 percent of the outstanding capital stock of the Registrant calculated on a fully diluted basis.

To effectuate the restructuring transaction, the Registrant formed a new wholly-owned subsidiary, Handspring Facility Company, LLC (“HFC”), which entered into a Property Purchase and Lease Modification Agreement (the “Restructuring Agreement”) with the Landlord. The Registrant agreed to fund and guarantee HFC’s obligations to the Landlord. The effect of the Restructuring Agreement, together with an Amended and Restated Lease Agreement, is to terminate the lease for one of the buildings, and amend and restate the lease for the second building. Under the Restructuring Agreement, the Registrant has a right to reinstate the original lease at approximately the original rental rate, although management does not expect to exercise that right.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements: Not Applicable

(b)	Pro Forma Financial Information (unaudited):

As of December 28, 2002, the Registrant held cash, cash equivalents, short-term investments and restricted investments in the amount of $110.0 million, of which $65.7 million was unrestricted cash, cash equivalents and short-term investments, and $44.2 million was restricted investments (through letters of credit, security deposits and similar arrangements).

On a pro-forma basis, using December 28, 2002 balances, the transactions described above would have resulted in a remaining balance of $50.4 million in unrestricted cash and cash equivalents and marketable securities, a remaining balance of $3.3 million in restricted investments (through letters of credit, security deposits and similar arrangements), and $5.0 million of debt obligations.

Of the $5.0 million of debt obligations, $3.0 million will be paid in monthly installments of principal and interest over the next five years, $1.0 million will be paid in a lump sum on January 28, 2004 without interest, and $1.0 million plus interest will be paid in equal monthly installments under the Amended and Restated Lease Agreement for the second building discussed in Item 2, above.

The Registrant expects to record a net charge against earnings of between $75.0 and $80.0 million in the third quarter of fiscal 2003 to account for the costs of the restructuring (including the cost of warrants issued), the write-off of previously capitalized tenant improvements, and its advisor fees.

(c)	Exhibits:

Exhibit No.*	Description

10.32	Limited Liability Company Agreement of Handspring Facility Company, LLC

10.33	Property Purchase and Lease Modification Agreement

10.34	Amended and Restated Lease Agreement

10.35	Guaranty by and between Handspring, Inc., and M-F Downtown Sunnyvale, LLC

10.36	Promissory Note

10.37	Warrant (1,000,000 shares)

Exhibit No.*	Description

10.38	Warrant (9,000,000 shares)

99.1	Press Release dated January 16, 2003

99.2	Five Year Note

99.3	One Year Note

99.4	Work Letters Agreement

99.5	Grant Deed

99.6	Lease Memorandum

99.7	Assignment Agreement

99.8	Pledge and Security Agreement

99.9	Settlement Note Assignment

99.10	Plans Assignment

*	The Registrant hereby undertakes to supplementally furnish a copy of omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements on the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANDSPRING, INC. (Registrant)

Date: January 31, 2003	By:	/s/ Donna Dubinsky Donna Dubinsky, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.*	Description

10.32	Limited Liability Company Agreement of Handspring Facility Company, LLC

10.33	Property Purchase and Lease Modification Agreement

10.34	Amended and Restated Lease Agreement

10.35	Guaranty by and between Handspring, Inc., and M-F Downtown Sunnyvale, LLC

10.36	Promissory Note

10.37	Warrant (1,000,000 shares)

10.38	Warrant (9,000,000 shares)

99.1	Press Release dated January 16, 2003

99.2	Five Year Note

99.3	One Year Note

99.4	Work Letters Agreement

99.5	Grant Deed

99.6	Lease Memorandum

99.7	Assignment Agreement

99.8	Pledge and Security Agreement

99.9	Settlement Note Assignment

99.10	Plans Assignment